VSE Corporation Announces Third Quarter 2020 Results

Aviation Segment Reports Quarter-over-Quarter Revenue Growth, Driven by New Business Wins
New Landing Gear Initiative Accelerated by $100 million Aviation Distribution Contract Award
Positive Net Income and Free Cash Flow from Operations; Second Consecutive Quarter of Debt Reduction

ALEXANDRIA, Va., October 28, 2020 - VSE Corporation (NASDAQ: VSEC, “VSE”, or the “Company”), a leading provider of aftermarket distribution and maintenance, repair and overhaul (MRO) services for land, sea and air transportation assets for government and commercial markets, today announced results for the third quarter 2020.

THIRD QUARTER 2020 RESULTS
(as compared to the third quarter 2019)

▪Total Revenues of $165.5 million declined 16.5%
•Total Revenues, excluding divestitures, declined 12.0% (1)
▪GAAP Net Income of $8.1 million declined $2.4 million
▪Adjusted Net Income of $6.8 million declined $4.1 million
▪Total Adjusted EBITDA of $18.0 million declined $6.5 million
▪GAAP EPS (Diluted) of $0.73/share declined $0.22/share
▪Adjusted EPS (Diluted) of $0.62/share declined $0.37/share
▪Operating Cash Flow of $12.4 million during the third quarter 2020
▪Free Cash Flow of $11.3 million during the third quarter 2020 (2)
▪Total Debt reduced by $10.4 million during the third quarter 2020

(1) Excludes the previously announced divestitures of Prime Turbines and CT Aerospace
(2) Cash provided by operating activities less capital expenditures

For the three months ended September 30, 2020, the Company reported total revenue of $165.5 million, versus $198.3 million for the same period ended 2019. The Company reported adjusted net income of $6.8 million or $0.62 per adjusted diluted share, compared to $10.9 million or $0.99 per adjusted diluted share in the prior-year period. Adjusted EBITDA declined to $18.0 million in the third quarter 2020, versus $24.5 million for the same period in 2019. The Company generated $11.3 million in free cash flow during the third quarter 2020. VSE reduced total debt outstanding by $10.4 million during the third quarter 2020.

Aviation segment revenue, excluding the previously announced divestiture of Prime Turbines and CT Aerospace assets, declined 26.0% on a year-over-year basis in the third quarter 2020, as lower revenue passenger miles at major airline customers resulted in reduced commercial MRO activity. On a sequential quarter basis, excluding Prime Turbines and CT Aerospace, Aviation segment revenue increased 16.1%, supported by market share gains in our distribution business, and early indications of stabilization within the business and general aviation market customers. Federal & Defense segment revenue declined 21.7% on a year-over-year basis primarily due to the completion of a DoD program during the first quarter 2020. Fleet segment revenue increased 15.1% on a year-over-year basis due to growth within the commercial fleet business, together with a non-recurring order for personal protective equipment (PPE) from a government customer.

STRATEGY UPDATE

VSE continued to execute on a multi-year business transformation strategy during the third quarter, one that includes improved organizational design, rebranding and consolidation of business entities, new business development initiatives, the introduction of new products and services, and a continued focus on disciplined balance sheet management.

▪New business development. Within the Aviation segment, VSE announced an exclusive distribution agreement with a leading global manufacturer of hydraulic landing gear components. The agreement, which is scheduled to commence in the first quarter of 2021, has a total estimated value of approximately $100 million over five years. The Federal & Defense segment won both new contracts and recompete awards during the third quarter. Within this segment, the total number of contract bids increased by more than 46% during the first nine months of 2020 when compared to the same period in 2019. The Fleet segment grew commercial sales by 107.3% in the third quarter, when compared to the prior-year period.

▪Aviation product and service line expansion. Earlier this year, VSE launched an Aviation Landing Gear initiative. The Company is developing a comprehensive landing gear solution suite for global airline and MRO customers that includes services such as gear sales, exchanges and repair management, together with the distribution of proprietary and specialty products, kitting, 24/7 AOG service and other just-in-time value added services. This solution suite, coupled with the newly announced OEM product partnership, simplifies the sourcing process, while reducing working capital requirements for customers.

▪Balance sheet discipline. VSE is committed to maintaining sufficient liquidity to support the long-term growth of the business, while continuing to support a quarterly cash dividend and conservative net leverage profile. As of September 30, 2020, the Company had $190 million in cash and excess availability under its line of credit. During the third quarter, VSE reduced total debt outstanding by $10.4 million, due to free cash flow generated from operations in the period.

MANAGEMENT COMMENTARY

“During the third quarter, we further advanced a multi-year business transformation plan in support of our long-term strategy, while effectively navigating the near-term, pandemic-related disruption to the global aviation market,” stated John Cuomo, President and CEO of VSE Corporation. “In recent months, we streamlined our organizational structure, improved systems and processes to support business expansion, won multiple new customer awards and recompetes, introduced new product and service lines within underserved niche markets, and removed fixed overhead from operations, consistent with cost reductions announced earlier this year.”

“Our Aviation, Federal & Defense and Fleet segments each reported sequential revenue growth in the third quarter, as compared to the second quarter, excluding the previously announced divestitures and a non-recurring PPE order from a government customer,” continued Cuomo. “We generated positive free cash flow from operations for the third consecutive quarter, supporting a $10.4 million reduction in our debt outstanding. With more than $190 million in cash and excess availability on our credit facilities, we believe we are well-capitalized to support the growth of the business.”

“While our team is intensely focused on repositioning the business for long-term growth, we’ve continued to execute against near-term performance objectives, as reflected by our strong third quarter results. Fleet segment commercial sales increased by more than 100% on a year-over-year basis in the third quarter, providing further validation for our commercial market expansion strategy, while in the Federal & Defense segment, we won new contracts and recompete awards, supported by increased bidding and business development activities.”

“Within our Aviation segment, the introduction of new product and service lines in niche markets remains an integral part of our long-term organic growth strategy,” continued Cuomo. “We launched a landing gear solution pilot program for global airline and MRO customers earlier this year, and we enhanced this offering with a recently announced five-year exclusive distribution agreement with a leading global manufacturer of landing gear parts and components. The agreement, which is scheduled to commence during the first quarter of 2021, has a total estimated value of approximately $100 million over five years. We look forward to this new partnership and to providing a full solution suite of landing gear products and service solutions for our global customers.”

“Looking ahead to the fourth quarter, we expect to generate sequential revenue growth within our Aviation segment, as continued market share gains and a continued gradual recovery within our business and general aviation markets serve to offset lower repair activity with commercial airline customers,” continued Cuomo. “During a period of market disruption and uncertainty, our aviation customers continue to focus on reducing fixed overhead and working capital requirements. As a trusted, well-capitalized partner with proven global supply chain and MRO solutions, customers are turning to VSE to help them better compete with next-level operating efficiency. Looking forward, our aviation team remains focused on achieving margin expansion and above-market organic growth through targeted share gains.”

“In October, we announced the appointment of two new senior executives to our leadership team,” continued Cuomo. “We are excited to welcome Steve Griffin, our incoming CFO, and Ben Thomas, our new President of the Aviation segment, as they join a world-class team committed to building market-leading positions in both new and existing markets.”

SEGMENT RESULTS

AVIATION
Distribution & MRO Services

VSE’s Aviation segment provides aftermarket MRO and distribution services to commercial, cargo, business and general aviation, military/defense and rotorcraft customers globally. Core services include parts distribution, component and engine accessory MRO services, rotable exchange and supply chain services.

Aviation segment revenue, less contributions from divested Prime Turbines and CT Aerospace businesses, decreased 26% year-over-year to $36.2 million in the third quarter 2020. The year-over-year revenue decline was attributable to the adverse impact of the COVID-19 pandemic on commercial air traffic, resulting in lower customer demand. On a sequential basis, Aviation segment revenue, less contributions from Prime Turbines and CT Aerospace, increased 16.1%, when compared to the second quarter 2020. The Aviation segment recorded operating income of $1.6 million in the third quarter, versus operating income of $6.6 million in the prior-year period. Adjusted EBITDA decreased 75.9% to $2.4 million in the third quarter 2020. On a sequential basis, Aviation segment Adjusted EBITDA increased 102%.

FLEET
Distribution & Fleet Services

VSE's Fleet segment provides parts, inventory management, e-commerce fulfillment, logistics, supply chain support and other services to support the commercial aftermarket medium- and heavy-duty truck market, the United States Postal Service (USPS), and the United States Department of Defense. Core services include parts distribution, sourcing, IT solutions, customized fleet logistics, warehousing, kitting, just-in-time supply chain management, alternative product sourcing, engineering and technical support.

Fleet segment revenue increased 15.1% year-over-year to $63.7 million in the third quarter 2020. Revenues included pass-through sales of approximately $7.1 million for the completion of a non-recurring $26.6 million order for COVID-19 PPE supplies.

Revenues from commercial customers increased approximately $6.5 million or 107.3%, driven by growth in the e-commerce fulfillment business. Operating income declined 16.0% year-over-year to $6.6 million in the third quarter of 2020 due to customer and product mix for the quarter. Fleet segment Adjusted EBITDA decreased 15.0% year-over-year in the third quarter 2020 to $9.0 million.

FEDERAL & DEFENSE
Logistics & Sustainment Services

VSE's Federal & Defense segment provides aftermarket MRO and logistics services to improve operational readiness and to extend the life cycle of military vehicles, ships and aircraft for the U.S. Armed Forces, federal agencies and international defense customers. Core services include base operations support, procurement, supply chain management, vehicle, maritime and aircraft sustainment services, IT services and energy consulting.

Federal & Defense segment revenue declined 21.7% year-over-year to $65.6 million in the third quarter of 2020 primarily due to the completion of a DoD program during the first quarter 2020. Operating income increased 49.1% year-over-year to $6.7 million in the third quarter. Federal & Defense segment Adjusted EBITDA increased 40.6% year-over-year to $7.4 million in the third quarter.

Federal & Defense segment third quarter bookings increased 23.9% year-over-year to $83 million. Funded backlog declined 29.8% year-over-year to $177 million. The decline in funded backlog was attributable to the expiration of a contract in the first quarter 2020 and the delay of new business awards. The Company continues to be focused on revitalizing this business, with an emphasis on growing backlog and developing a channel of new customer activity.

FINANCIAL RESOURCES AND LIQUIDITY

As of September 30, 2020, the Company had $190 million in cash and unused commitment availability under its $350 million revolving credit facility maturing in 2023. The Company’s existing credit facility includes a $100 million accordion provision, subject to customary lender commitment approvals. As of September 30, 2020, VSE had total net debt outstanding of $250 million and $81 million of trailing-twelve months Adjusted EBITDA.

CONFERENCE CALL

A conference call will be held Thursday, October 29, 2020 at 8:30 A.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of VSE’s website at https://ir.vsecorp.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:        (877) 407-0789
International Live:     (201) 689-8562
Audio Webcast:     http://public.viavid.com/index.php?id=141402

To listen to a replay of the teleconference through November 12, 2020:

Domestic Replay:    (844) 512-2921
International Replay:     (412) 317-6671
Replay PIN Number:    13709168

THIRD QUARTER RESULTS

(in thousands, except per share data)
	Three months ended September 30,			Nine months ended September 30,
	2020	2019	% Change	2020	2019	% Change
Revenues	$165,505	$198,326	(16.5)%	$511,638	$557,356	(8.2)%
Operating income	$14,185	$17,215	(17.6)%	$2,009	$45,444	(95.6)%
Net income (loss)	$8,108	$10,527	(23.0)%	$(11,184)	$27,028	(141.4)%
EPS (Diluted)	$0.73	$0.95	(23.2)%	$(1.01)	$2.45	(141.2)%

THIRD QUARTER SEGMENT RESULTS

The following is a summary of revenues and operating income (loss) for the three and nine months ended September 30, 2020 and September 30, 2019:

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	2020	2019	% Change	2020	2019	% Change
Revenues:
Aviation	$36,218	$59,186	(38.8)%	$126,519	$163,553	(22.6)%
Fleet	63,719	55,369	15.1%	188,145	160,878	16.9%
Federal & Defense	65,568	83,771	(21.7)%	196,974	232,925	(15.4)%
Total Revenues	$165,505	$198,326	(16.5)%	$511,638	$557,356	(8.2)%

Operating Income (Loss):
Aviation	$1,586	$6,568	(75.9)%	$(34,680)	$14,820	(334.0)%
Fleet	6,589	7,843	(16.0)%	20,509	22,388	(8.4)%
Federal & Defense	6,746	4,524	49.1%	18,441	12,968	42.2%
Corporate/unallocated expenses	(736)	(1,720)	(57.2)%	(2,261)	(4,732)	(52.2)%
Operating Income	$14,185	$17,215	(17.6)%	$2,009	$45,444	(95.6)%

The Company reported $1.1 million and $3.0 million of total capital expenditures for three and nine months ended September 30, 2020, respectively.

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

NON-GAAP FINANCIAL INFORMATION

Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income (Loss)

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	2020	2019	% Change	2020	2019	% Change
Net Income (Loss)	$8,108	$10,527	(23.0)%	$(11,184)	$27,028	(141.4)%
Adjustments to Net Income (Loss):
Acquisition and CEO Transition Costs	—	518	—%	—	2,290	—%
Earn-out adjustment	(1,695)	—	—%	(3,095)	—	—%
Loss on sale of a business entity and certain assets	—	—	—%	8,214	—	—%
Gain on sale of property	—	—	—	(1,108)	—	—%
Severance	—	—	—%	739	—	—%
Goodwill and intangible impairment	—	—	—%	33,734	—	—%
	6,413	11,045	(41.9)%	27,300	29,318	(6.9)%
Tax impact of adjusted items	423	(126)	—%	(4,043)	(533)	—%
Adjusted Net Income	$6,836	$10,919	(37.4)%	$23,257	$28,785	(19.2)%
Weighted Average Dilutive Shares	11,100	11,060	—%	11,028	11,036	—%
Adjusted EPS (Diluted)	$0.62	$0.99	(37.4)%	$2.11	$2.61	(19.2)%

Reconciliation of Consolidated EBITDA and Adjusted EBITDA to Net Income (Loss)

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	2020	2019	% Change	2020	2019	% Change
Net Income (Loss)	$8,108	$10,527	(23.0)%	$(11,184)	$27,028	(141.4)%
Interest Expense	3,530	3,706	(4.7)%	10,088	10,262	(1.7)%
Income Taxes	2,547	2,982	(14.6)%	3,105	8,154	(61.9)%
Amortization of Intangible Assets	4,158	5,014	(17.1)%	13,345	14,985	(10.9)%
Depreciation and Other Amortization	1,351	1,739	(22.3)%	4,103	5,637	(27.2)%
EBITDA	19,694	23,968	(17.8)%	19,457	66,066	(70.5)%
Acquisition and CEO transition costs	—	518	—%	—	2,290	—%
Earn-out adjustment	(1,695)	—	—%	(3,095)	—	—%
Loss on sale of a business entity and certain assets	—	—	—%	8,214	—	—%
Gain on sale of property	—	—	—%	(1,108)	—	—%
Severance	—	—	—%	739	—	—%
Goodwill and intangible impairment	—	—	—%	33,734	—	—%
Adjusted EBITDA	$17,999	$24,486	(26.5)%	$57,941	$68,356	(15.2)%

Reconciliation of Segment EBITDA and Adjusted EBITDA to Operating Income (Loss)

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	2020	2019	% Change	2020	2019	% Change
Aviation
Operating Income (Loss)	$1,586	$6,568	(75.9)%	$(34,680)	$14,820	(334.0)%
Depreciation and Amortization	2,493	3,314	(24.8)%	8,031	9,733	(17.5)%
EBITDA	4,079	9,882	(58.7)%	(26,649)	24,553	(208.5)%
Earn-out adjustment	(1,695)	—	—%	(3,095)	—	—%
Loss on sale of a business entity and certain assets	—	—	—%	8,214	—	—%
Gain on sale of property	—	—	—%	(1,108)	—	—%
Severance	—	—	—%	382	—	—%
Goodwill and intangible asset impairment	—	—	—%	33,734	—	—%
Adjusted EBITDA	$2,384	$9,882	(75.9)%	$11,478	$24,553	(53.3)%

Fleet
Operating Income	$6,589	$7,843	(16.0)%	$20,509	$22,388	(8.4)%
Depreciation and Amortization	2,378	2,711	(12.3)%	7,622	8,266	(7.8)%
EBITDA and Adjusted EBITDA	$8,967	$10,554	(15.0)%	$28,131	$30,654	(8.2)%

Federal & Defense
Operating Income	$6,746	$4,524	49.1%	$18,441	$12,968	42.2%
Depreciation and Amortization	638	728	(12.4)%	2,026	2,356	(14.0)%
EBITDA	$7,384	$5,252	40.6%	$20,467	$15,324	33.6%
Severance	—	—	—%	112	—	—%
Adjusted EBITDA	$7,384	$5,252	40.6%	$20,579	$15,324	34.3%

The non-GAAP Financial Information set forth in this document is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") under SEC Regulation G. We consider Adjusted Net Income, Adjusted EPS (Diluted), EBITDA, Adjusted EBITDA, trailing-twelve months Adjusted EBITDA and free cash flow as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. These non-GAAP financial measures, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. Adjusted Net Income represents Net Income adjusted for executive succession costs, 1st Choice Aerospace acquisition-related costs including any earn-out adjustments, loss on sale of a business entity and certain assets, gain on sale of property, and related tax impact. Adjusted EPS (Diluted) is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for discrete items as identified above, and trailing-twelve months Adjusted EBITDA is defined as Adjusted EBITDA for the most recent twelve (12) month period ending September 30, 2020. Free cash flow represents operating cash flow less capital expenditures.

ABOUT VSE CORPORATION

VSE is a leading provider of aftermarket distribution and repair services for land, sea and air transportation assets for government and commercial markets. Core services include maintenance, repair and overhaul (MRO) services, parts distribution, supply chain management and logistics, engineering support, and consulting and training services for global commercial, federal, military and defense customers. VSE also provides information technology and energy consulting services. For additional information regarding VSE’s services and products, visit us at www.vsecorp.com.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) on or about September 30, 2020 for more details on our third quarter 2020 results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2019 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short- and long-term business challenges and opportunities.

FORWARD LOOKING STATEMENTS

This document contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause VSE’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this document. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. “Forward-looking” statements, as such term is defined by the Securities Exchange Commission (the “SEC”) in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, the impact of widespread health developments, such as the ongoing COVID-19 outbreak, the health and economic impact thereof, and the governmental, commercial, consumer and other responses thereto, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the uncertainty surrounding the ongoing COVID-19 outbreak and the other factors identified in our reports filed or expected to be filed with the SEC including our Annual Report on Form 10-K for the year ended December 31, 2019. All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned not to place undue reliance on these forward looking-statements, which reflect management's analysis only as of the date hereof. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INVESTOR CONTACT

Noel Ryan
(720) 778-2415
investors@vsecorp.com

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$551	$734
Receivables, net	59,135	70,630
Unbilled receivables, net	26,953	46,279
Inventories, net	230,816	218,627
Other current assets	24,874	19,071
Total current assets	342,329	355,341

Property and equipment, net	36,264	43,465
Intangible assets, net	107,754	132,175
Goodwill	238,126	276,450
Operating lease right-of-use asset	21,399	20,943
Other assets	24,759	17,490
Total assets	$770,631	$845,864

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$19,441	$16,883
Accounts payable	63,011	68,099
Current portion of earn-out obligation	1,905	31,700
Accrued expenses and other current liabilities	48,746	46,514
Dividends payable	994	987
Total current liabilities	134,097	164,183

Long-term debt, less current portion	230,580	253,128
Deferred compensation	18,905	18,146
Long-term operating lease obligations	24,136	24,441
Earn-out obligation, less current portion	—	5,000
Deferred tax liabilities	12,456	17,865
Total liabilities	420,174	482,763

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 11,043,246 and 10,970,123, respectively	552	549
Additional paid-in capital	31,494	29,411
Retained earnings	320,080	334,246
Accumulated other comprehensive loss	(1,669)	(1,105)
Total stockholders' equity	350,457	363,101
Total liabilities and stockholders' equity	$770,631	$845,864

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income (Loss)
(in thousands except share and per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Revenues:
Products	$80,942	$79,467	$243,031	$230,167
Services	84,563	118,859	268,607	327,189
Total revenues	165,505	198,326	511,638	557,356

Costs and operating expenses:
Products	72,526	67,675	214,575	195,788
Services	73,751	107,881	238,441	298,228
Selling, general and administrative expenses	885	541	2,428	2,911
Amortization of intangible assets	4,158	5,014	13,345	14,985
Total costs and operating expenses	151,320	181,111	468,789	511,912

	14,185	17,215	42,849	45,444

Loss on sale of a business entity and certain assets	—	—	(8,214)	—
Gain on sale of property	—	—	1,108	—
Goodwill and intangible asset impairment	—	—	(33,734)	—

Operating income	14,185	17,215	2,009	45,444

Interest expense, net	3,530	3,706	10,088	10,262

Income (loss) before income taxes	10,655	13,509	(8,079)	35,182

Provision for income taxes	2,547	2,982	3,105	8,154

Net income (loss)	$8,108	$10,527	$(11,184)	$27,028

Basic earnings (loss) per share	$0.73	$0.96	$(1.01)	$2.47

Basic weighted average shares outstanding	11,043,246	10,970,123	11,028,283	10,953,581

Diluted earnings (loss) per share	$0.73	$0.95	$(1.01)	$2.45

Diluted weighted average shares outstanding	11,100,356	11,060,081	11,028,283	11,035,951

Dividends declared per share	$0.09	$0.09	$0.27	$0.26

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the nine months ended September 30,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(11,184)	$27,028
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,213	20,622
Deferred taxes	(2,089)	(1,230)
Stock-based compensation	1,723	2,592
Loss on sale of a business entity and certain assets	8,214	—
Gain on sale of property and equipment	(928)	—
Goodwill and intangible asset impairment	33,734	—
Earn-out obligation fair value adjustment	(3,094)	—
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	4,068	(2,380)
Unbilled receivables	15,099	(12,896)
Inventories	(27,566)	(29,540)
Other current assets and noncurrent assets	(2,119)	(481)
Accounts payable and deferred compensation	(3,290)	11,793
Accrued expenses and other current and noncurrent liabilities	4,454	1,931

Net cash provided by operating activities	35,235	17,439

Cash flows from investing activities:
Purchases of property and equipment	(2,956)	(7,689)
Proceeds from the sale of property and equipment	2,847	4
Proceeds from the sale of a business entity and certain assets	20,753	—
Cash paid for acquisitions, net of cash acquired	—	(112,660)

Net cash provided by (used in) investing activities	20,644	(120,345)

Cash flows from financing activities:
Borrowings on loan agreement	340,679	382,501
Repayments on loan agreement	(360,794)	(274,969)
Earn-out obligation payments	(31,701)	—
Payment of debt financing costs	(636)	—
Payments of taxes for equity transactions	(635)	(955)
Dividends paid	(2,975)	(2,738)

Net cash (used in) provided by financing activities	(56,062)	103,839

Net (decrease) increase in cash and cash equivalents	(183)	933
Cash and cash equivalents at beginning of period	734	162
Cash and cash equivalents at end of period	$551	$1,095